UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

Commission File Number: 000-53274

Farm Lands of Africa, Inc.
(Exact name of registrant as specified in its charter)

Nevada	83-0510954
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

401 Atlantic Suites, Europort, Gibraltar
(Address of principal executive offices)

+353 696 8961
(Registrant’s telephone number, including area code)

Farm Lands of Guinea, Inc.
(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Share Exchange Agreement

On July 30, 2012, Farm Lands of Africa, Inc., a Nevada corporation (formerly Farm Lands of Guinea, Inc., the “Company”), entered into a Share Exchange Agreement with Buddhavarapu Farms SA, a Guinea corporation (“BFS”), and shareholders of BFS, whereby the Company agreed to issue to the BFS shareholders an aggregate of 18,416,670 shares of its common stock in exchange for all issued and outstanding shares of BFS.

The Share Exchange Agreement contains representations and warranties by the parties which are customary for transactions of this type including: organization, good standing and qualification to do business; capitalization; subsidiaries, authorization and enforceability of the transaction and transaction documents; financial condition; valid issuance of stock, consents being obtained or not required to consummate the transaction; litigation; compliance with securities laws; the filing of required tax returns; and no brokers used.

The foregoing description of the share exchange agreement is qualified in its entirety by the text of the agreement which is annexed hereto as Exhibits 10.1.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 30, 2012, Mr. S.N. Kumar Buddhavarapu was appointed as a director of the Company.

Mr. S.N. Kumar Buddhavarapu, age 47, has served since 2010 as the Chairman and Managing Director of Buddhavarapu Farms SA, a Republic of Guinea agricultural production company with a strong presence in West Africa. Mr. Kumar has had a successful career in a number of industries in India where he is now focussed on distilling. He has been a shareholder of A.B. Distilleries LTD since 2007, director of Object One Information Systems LTD since 2006, and partner at PB Agencies, AP JIL Marketing and SVM Power located in Hyderabad, India since 2007 and 2004 respectively. From 2001 to 2005, Mr. Kumar was a partner in Satyatelecom, Hyderabad, India.

On August 3, 2012, the Company issued a press release announcing the execution of the Share Exchange Agreement and appointment of Mr. Kumar as a director, a copy of which is attached hereto as Exhibit 99.1.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Share Exchange Agreement dated July 30, 2012.

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2012

FARM LANDS OF AFRICA, INC.

By:	/s/ Mark Keegan
Mark Keegan
Chief Executive Officer